Exhibit 99

Press Release

Horizon Offshore Names Harry L. Max, Jr. as Director

Friday April 30, 7:00 pm ET

HOUSTON, April 30, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) today announced that Harry L. Max was elected to the board of directors of the Houston-based marine construction company.

Mr. Max has over 40 years of experience in the energy industry. He currently owns and operates Big Wells Energy Corporation and HMX Investments, Inc., which operate 100% owned oil and gas properties in Texas, Colorado and Oklahoma. Since 1959, he has served in various capacities for several oil field and oil field service companies, including Lane Wells Company, The Superior Oil Company, Dresser Industries and Intercontinental Petroleum Exploration & Development, Inc. Mr. Max earned his bachelor's of science degree in petroleum geology from Texas A & M University.

"Mr. Max’s experience in Latin America and Africa and his knowledge of the energy sector will serve Horizon well," said J. Louis Frank, Chairman of the Board of Horizon.

Horizon Offshore provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effect and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

The Horizon Offshore logo is available at: http://media.primezone.com/prs/single/?pkgid=760

Contact:

Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630